Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 19, 2008, relating to the consolidated financial statements of pSivida Corp. as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007, appearing in the Current Report on Form 8-K dated June 19, 2008 of pSivida Corp., and to the references to us under the headings “Experts” in the Prospectuses, which are part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Perth, Australia

July 3, 2008